Exhibit D

[Letterhead of Procuraduría de la Administración]

February 19, 2015

DS -020-15

The Hon. Dulcidio De La Guardia

Minister of Economy and Finance

    of the Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister De La Guardia:

I am the Procurador de la Administración of the Republic of Panama (the “Republic”) and have served as counsel to the Republic in connection with the Republic’s Registration Statement (the “Registration Statement”), and the forms of the Underwriting Agreement and the Fiscal Agency Agreement incorporated as Exhibits A and B thereto (the “Agreements”), pursuant to which the Republic is registering certain securities (the “Securities”) to be offered and sold from time to time as set forth in the Registration Statement.

The filing of this Registration Statement has been authorized pursuant to Cabinet Decree No. 38, dated December 10, 2014 (the “Cabinet Decree”).

It is my opinion that when the Securities have been (i) duly authorized, issued, executed and delivered by the Republic pursuant to the Cabinet Decree, and (ii) authenticated, delivered and paid for as contemplated by the Agreements and the Prospectus included in the Registration Statement (including, without limitation, the applicable prospectus supplement and any amendment and supplement thereto), the Securities will constitute valid and legally binding obligations of the Republic under the laws of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Validity of the Securities” in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission.

Very truly yours,

/s/ RIGOBERTO GONZÁLEZ MONTENEGRO
Rigoberto González Montenegro
Procurador de la Administración of the Republic of Panama